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                                                                    EXHIBIT 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)



                                                     Twelve Months Ended        Twelve Months Ended      Twelve Months Ended
                                                     -------------------        -------------------      -------------------
                                                     September 30, 1998          December 31, 1997        December 31, 1996
                                                     -------------------        -------------------      -------------------

EARNINGS AS DEFINED (1)
Income...............................................       $119,019                    $125,630              $122,239
Fixed charges........................................         59,817                      57,905                53,831
                                                            --------                    --------              --------
  Earnings as defined................................       $178,836                    $183,535              $176,070
                                                            ========                    ========              ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt...........................       $ 47,205                    $ 47,024              $ 43,163
Interest on other borrowed funds.....................         10,031                       8,664                 8,012
Amortization of debt discounts, premium
  and expense........................................            980                       1,032                 1,081
Interest implicit in rentals (2).....................          1,601                       1,185                 1,575
                                                            --------                    --------              --------
  Fixed charges as defined...........................       $ 59,817                    $ 57,905              $ 53,831
                                                            ========                    ========              ========


Ratio of Earnings to Fixed Charges ..................           2.99                        3.17                  3.27
                                                            ========                    ========              ========




Notes:
(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.